Exhibit 99.1

For Immediate Release

Tabula Rasa HealthCare Announces Closing of Initial Public Offering and Exercise of Over-Allotment Option

Moorestown, NJ, October 4, 2016 —Tabula Rasa HealthCare, Inc. (NASDAQ: TRHC), a leader in providing patient-specific, data-driven technology and solutions that enable healthcare organizations to optimize medication regimens to improve patient outcomes, reduce hospitalizations, lower healthcare costs and manage risk, today announced the closing of its initial public offering of 4,945,000 shares of common stock at an initial public offering price of $12.00 per share, which includes the exercise in full by the underwriters of their option to purchase up to 645,000 additional shares of common stock. All of the shares in the offering were offered by Tabula Rasa. Tabula Rasa’s common stock is listed on the NASDAQ Global Market under the ticker symbol “TRHC.” Tabula Rasa estimates net proceeds from the offering to be approximately $51.6 million, after deducting underwriting discounts and commissions and estimated offering expenses.

Wells Fargo Securities and UBS Investment Bank acted as joint-book running managers for the offering.  Piper Jaffray also acted as a book-runner and Baird and Stifel acted as co-managers for the offering.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission and was declared effective on September 28, 2016. The offering will be made only by means of a written prospectus forming part of the effective registration statement. A copy of the final prospectus relating to this offering, when available, may be obtained for free by visiting EDGAR on the SEC’s website at www.sec.gov, or alternatively, from: Wells Fargo Securities, LLC by mailing: Attention: Equity Syndicate Department, 375 Park Avenue, New York, NY 10152, by email: cmclientsupport@wellsfargo.com or by Telephone: (800) 326-5897, or from UBS Securities LLC by mailing: Attention: Prospectus Department, 1285 Avenue of the Americas, New York, NY 10019 or by Telephone: (888) 827-7275.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Tabula Rasa HealthCare

Tabula Rasa HealthCare (TRHC) is a leader in providing patient-specific, data-driven technology and solutions that enable healthcare organizations to optimize medication regimens to improve patient outcomes, reduce hospitalizations, lower healthcare costs and manage risk. Medication risk management is TRHC’s lead offering, and its cloud-based software applications provide solutions for a range of payers, providers and other healthcare organizations. For more information, please visit: www.tabularasahealthcare.com.

Contact

Bob East or Asher Dewhurst
Westwicke Partners
443-213-0500
tabularasa@westwicke.com